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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                            (AMENDMENT NO.      )*
                                           -----


                     GROUP MAINTENANCE AMERICA CORP.
         -------------------------------------------------------------
                               (Name of Issuer)


                    COMMON STOCK $0.001 PAR VALUE PER SHARE
              ---------------------------------------------------
                        (Title of Class of Securities)


                                  39943E 10 7
                   -----------------------------------------
                                (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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-----------------------                                  ---------------------
  CUSIP NO. 39943E 10 7                 13G                PAGE 2 OF 5 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      GORDON A. CAIN

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
      NONE                                                      (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      UNITED STATES OF AMERICA

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            2,417,950

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             2,417,950

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      2,417,950

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      11.72%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

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                                   ITEM 1(A)

The name of the issuer is Group Maintenance America Corp.  ("GroupMAC").

                                   ITEM 1(B)

The principal executive office of GroupMAC is 8 Greenway Plaza, Suite 1500, Houston, Texas 77046.

                                   ITEM 2(A)

The name of the person filing is Gordon A. Cain.

                                   ITEM 2(B)

The address of Gordon A. Cain is 8 Greenway Plaza, Suite 702, Houston, Texas 77046.

                                   ITEM 2(C)

The citizenship of Gordon A. Cain is the United States of America.

                                   ITEM 2(D)

The class of securities of GroupMAC owned beneficially by Gordon A. Cain is common stock, $0.001 par value (the "Common Stock").

                                   ITEM 2(E)

The CUSIP number of the Common Stock is 39943E 10 7.

                                     ITEM 3

Not applicable

                                     ITEM 4

(a) The amount of securities beneficially owned by Gordon A. Cain is 2,417,950 shares of Common Stock.

(b) The percent of the class of Common Stock beneficially owned by Gordon A. Cain is 11.72%.

(c) Gordon A. Cain has the sole power to vote or to direct the vote of 2,417,950 shares of the Common Stock and the sole power to dispose or to direct the disposition of 2,417,950 shares of the Common Stock.

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                                     ITEM 5

Not applicable

                                     ITEM 6

Not applicable

                                     ITEM 7

Not applicable

                                     ITEM 8

Not applicable

                                     ITEM 9

Not applicable

                                    ITEM 10

Not applicable

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Signature
---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 10, 1998



                              /s/ Gordon A. Cain
                              -------------------------------------------------
                              Gordon A. Cain